Filed pursuant to Rule 424(b)(3)

Registration No. 333-252515

PROSPECTUS SUPPLEMENT NO. 9

(to Prospectus dated February 16, 2021)

Danimer Scientific, Inc.

Up to 32,435,961 Shares of Common Stock

Up to 16,279,253 Shares of Common Stock Issuable Upon Exercise of Warrants and Options

This prospectus supplement supplements the prospectus dated February 16, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-252515). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on July 29, 2021 (the “Current Report”), other than the information included in Item 7.01 and Exhibits 99.1 and 99.2, which was furnished and not filed with the Securities and Exchange Commission. Accordingly, we have attached the Current Report to this prospectus supplement.  The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of up to 16,279,253 shares of our Class A common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 6,000,000 shares of Common Stock that are issuable upon the exercise of 6,000,000 warrants (the “Private Warrants”) originally issued in a private placement in connection with the initial public offering of Live Oak Acquisition Corp., our predecessor company (“Live Oak”), (ii) up to 10,000,000 shares of Common Stock that are issuable upon the exercise of 10,000,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of Live Oak and (iii) up to 279,253 shares of Common Stock issuable upon exercise of Non-Plan Legacy Danimer Options. We will receive the proceeds from any exercise of any Warrants for cash.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or their permitted transferees, of (i) up to 32,435,961 shares of Common Stock (including up to 6,000,000 shares of Common Stock that may be issued upon exercise of the Private Warrants) and (ii) up to 6,000,000 Private Warrants. We will not receive any proceeds from the sale of shares of Common Stock or the Private Warrants by the Selling Securityholders pursuant to the Prospectus and this prospectus supplement.

Our registration of the securities covered by the Prospectus and this prospectus supplement does not mean that the Selling Securityholders will offer or sell any of the shares. The Selling Securityholders may sell the shares of Common Stock covered by the Prospectus and this prospectus supplement in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

Our Common Stock is listed on The New York Stock Exchange under the symbol “DNMR”. On July 29, 2021, the closing price of our Common Stock was $16.74. Our Public Warrants were previously traded on The New York Stock Exchange under the symbol “DNMR WS”; however, the Public Warrants ceased trading on the New York Stock Exchange and were delisted following their redemption.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 4 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 29, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2021

DANIMER SCIENTIFIC, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39280	84-1924518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 Industrial Boulevard
Bainbridge, Georgia		39817
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 229 243-7075

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, $0.0001 par value per share	DNMR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 23, 2021 (the “Effective Date”), Danimer Scientific, Inc. (the “Company”) and Stephen E. Croskrey entered into an Amended and Restated Employment Agreement (the “A&R Employment Agreement”), which amended and restated that certain Employment Agreement (the “2020 Employment Agreement”) entered into by and between the Company and Mr. Croskrey on October 3, 2020, in its entirety. The 2020 Employment Agreement terminated upon the effectiveness of the A&R Employment Agreement.

The A&R Employment Agreement became effective on the Effective Date and ends on December 31, 2024, unless earlier terminated in accordance with its terms. The A&R Employment Agreement provides that Mr. Croskrey shall continue to serve as Chief Executive Officer and Chairman of the Board of Directors of the Company, and provides for an annual base salary of $875,000 (“Annual Base Salary”), effective as of January 1, 2021. Additionally, the A&R Employment Agreement provides that Mr. Croskrey is entitled to a one-time bonus paid simultaneously with the execution of the A&R Employment Agreement, equal to $2,000,000. The A&R Employment Agreement also provides that upon satisfaction of performance targets to be established by the Board of Directors, Mr. Croskrey will be paid an annual incentive award for such year (the “Annual Incentive Award”) equal to between 1.25 times his Annual Base Salary and 2.5 times his Annual Base Salary.

The A&R Employment Agreement states that each year during the term, and simultaneously with the execution of the A&R Employment Agreement with respect to 2021, Mr. Croskrey will receive a long term incentive award (the “Long Term Incentive Award”), of which 50% shall be in the form of performance stock awards and 50% shall be in the form of stock options, to vest upon satisfaction of the performance targets to be established by the Board of Directors for each such year (the “Long Term Incentive Performance Targets”). In the event that such performance stock awards and/or stock options awarded to Mr. Croskrey are not available to be issued to Mr. Croskrey for any reason, then the Company shall pay to Mr. Croskrey, upon the vesting of such Long Term Incentive Award, an amount in cash equal to the notional value that each such performance stock award and/or stock option would have had on the date of such vesting as though it had been granted to Mr. Croskrey on the date of grant, as applicable. In the event that the Company is unable for any reason to issue to Mr. Croskrey stock options, performance stock awards, other equity based awards or shares of common stock, whether underlying such awards or otherwise, that the Company has contractually agreed to in prior agreements with Mr. Croskrey, then the Company shall be contractually obligated to pay to Mr. Croskrey, upon the vesting of any such awards, an amount in cash equal to the notional value that each such stock option, performance stock award or other equity based award would have had on the date of such vesting as though it had been granted to Mr. Croskrey on the date such other agreement giving rise to such award was entered into; provided that in either such case, any such cash payment shall be payable over a period of three years in equal quarterly installments, starting with the date of the vesting of such award.

Furthermore, under the A&R Employment Agreement, Mr. Croskrey is eligible to participate in employee benefit plans offered to the Company’s executives, the Company shall provide Mr. Croskrey with the use of a reasonably acceptable rental home or apartment at market rates in the Bainbridge, Georgia area, and will also provide Mr. Croskrey with the use of a corporate vehicle.

Pursuant to the A&R Employment Agreement, upon a termination of Mr. Croskrey’s employment (a) by the Company without cause, (b) by Mr. Croskrey for good reason, or (c) by the Company or any successor either upon the occurrence of a change in control (or within one year thereafter), and provided that Mr. Croskrey delivers to the Company a waiver and release of claims: (i) Mr. Croskrey will receive an amount in cash equal to 24 months of his Annual Base Salary; (ii) Mr. Croskrey will receive the Annual Incentive Award as of the date of termination; (iii) any unvested equity awards that are held by Mr. Croskrey, other than any unvested performance stock award portion of any Long Term Incentive Award (the “Excluded Award”), shall automatically vest and become exercisable (as applicable) as of the date of termination, provided that with respect to any Excluded Award, in the event of such termination, and provided Mr. Croskrey remains on the Board of Directors following such termination, the Excluded Award will remain in effect and continue to vest in accordance with its terms so long as Mr. Croskrey remains on the Board of Directors, and the Long Term Incentive Performance Targets established with respect to such Excluded Award shall be deemed achieved in the event that such termination arises in connection with a change in control; provided further that with respect to such termination where Mr. Croskrey does not remain on the Board of Directors, any such Excluded Award will vest pro rata in accordance with its terms if the related Long Term Incentive Performance Targets established with respect thereto as of the date of termination have been achieved, with such Long Term Incentive Performance Targets being deemed achieved in the case of a termination in connection with a change in control; and (iv) in the event that Mr. Croskrey is entitled to and elects to utilize coverage under Section 4980B of the Code (“COBRA Coverage”), Mr. Croskrey shall be reimbursed for COBRA Coverage for he and his dependents for the lesser of 24 months following termination or the date that the COBRA Coverage terminates in accordance with its terms.

The A&R Employment Agreement also contains certain restrictive covenants pursuant to which Mr. Croskrey is subject to non-competition and non-solicitation obligations during the term of thereof and for a period of 12 months following his termination. The A&R Employment Agreement also contains customary non-disparagement covenants and confidentiality obligations to which Mr. Croskrey is subject.

All payments and benefits provided under the A&R Employment Agreement shall be subject to any compensation recovery or clawback policy as required under applicable law, rule or regulation or otherwise adopted by the Company from time to time.

Simultaneous with the execution of the A&R Employment Agreement, Mr. Croskrey received:

1.
A performance stock award (the “PSA”), granted under the Company’s 2020 Long-Term Incentive Plan (the “Plan”) and pursuant to a Performance Stock Agreement (the “Performance Stock Agreement”), dated July 23, 2021, between the Company and Mr. Croskrey, consisting of 95,943 performance shares of the Company’s common stock (the “Performance Shares”). The Performance Shares shall be issued only if (A) to the extent necessary, after the approval by the shareholders of the Company of an amendment to the Plan to increase the number of shares available under the Plan in an amount sufficient to permit the vesting and issuance of the Performance Shares in accordance with the PSA, and (B) they have vested in accordance with the following vesting criteria: (i) 30% of the Performance Shares (the “ROE Metric Shares”) shall be subject to vesting upon achievement of the pre-tax return on equity (“ROE”) metric as follows: the threshold for vesting the ROE Metric Shares shall be the Company achieving ROE of at least 5%, in which event 50% of the ROE Metric Shares shall vest, and upon the Company achieving ROE of 9%, 100% of the ROE Metric Shares shall vest, with pro rata vesting of the ROE Metric Shares for any amount of ROE in between such ranges; (ii) 30% of the Performance Shares (the “EBITDA Metric Shares”) shall be subject to vesting upon achievement of the earnings before interest, taxes, depreciation and amortization (“EBITDA”) metric as follows: the threshold for vesting the EBITDA Metric Shares shall be the Company achieving EBITDA of at least $45 million, in which event 50% of the EBITDA Metric Shares shall vest, and upon the Company achieving $65 million of EBITDA, 100% of the EBITDA Metric Shares shall vest, with pro rata vesting of the EBITDA Metric Shares for any amount of EBITDA in between such ranges; and (iii) 40% of the Performance Shares (the “Neat Capacity Metric Shares”) shall be subject to vesting upon achievement of the nameplate capacity for neat PHA production (“Neat Capacity”) metric as follows: the threshold for vesting the Neat Capacity Metric Shares shall be the Company achieving a Neat Capacity of at least 75 million pounds, in which event 50% of the Neat Capacity Metric Shares shall vest, and upon the Company achieving 90 million pounds of Neat Capacity, 100% of the Neat Capacity Shares shall vest, with pro rata vesting of the Neat Capacity Metric Shares for any amount of Neat Capacity in between such ranges. For purposes of the PSA, (a) ROE shall mean the pre-tax return on equity equal to earnings before taxes divided by the average shareholders’ equity, based on the Company’s consolidated financial statements for the period in question, and the vesting of the ROE Metric Shares shall be measured based on the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2023, (b) EBITDA shall be determined based on the Company’s consolidated financial statements for the period in question, and the vesting of the EBITDA Metric Shares shall be measured based on the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2023, and (c) Neat Capacity shall be determined based upon a third-party certification of the ability of the Company to produce the quantities of neat PHA set forth above based on its facilities, and not necessarily actual production of such quantities, and the vesting of the Neat Capacity Metric Shares shall be measured as of December 31, 2023. The PSA terminates on the earlier of July 23, 2024 or Mr. Croskrey’s Termination Date (as defined in the Plan).

2.
An option to purchase 244,073 shares of the Company’s common stock (the “Option Shares”), granted under the Plan and pursuant to a Stock Option Agreement (the “Option Agreement”), dated July 23, 2021, between the Company and Mr. Croskrey, which shall only be exercisable if (A) to the extent necessary, after the approval by the shareholders of the Company of an amendment to the Plan to increase the number of shares available under the Plan in an amount sufficient to permit the exercise of the Option Shares, and (B) the Option Shares have vested, which vesting shall occur as follows: (i) one-third of the Option Shares shall vest on July 23, 2022, (ii) one-third of the Option Shares shall vest on July 23, 2023, and (iii) one-third of the Option Shares shall vest on July 23, 2024. The expiration date of the Option Shares is the earlier of July 23, 2031 or Mr. Croskrey’s Termination Date (as defined in the Plan).

The foregoing descriptions of the A&R Employment Agreement, the Performance Stock Agreement, and the Option Agreement, do not purport to be complete and are qualified in their entirety by reference to the A&R Employment Agreement, the Performance Stock Agreement, and the Option Agreement, which are included as Exhibits 10.1, 10.2, and 10.3, respectively, to this Current Report on Form 8-K (the “Report”) and each are incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On July 29, 2021, Danimer Scientific, Inc. (the “Company”) held a conference call (the “Conference Call”) to discuss its recently announced entry into a definitive agreement to acquire Novomer, Inc., a Delaware corporation. The transcript of the Conference Call  is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Also attached hereto as Exhibit 99.2 and incorporated herein by reference is a copy of the press release (the “Press Release”) that the Company issued announcing its entry into such agreement. The Press Release includes information regarding participation in the Conference Call. The information contained in this Item 7.01, Exhibits 99.1 and 99.2 and the information set forth therein are being furnished only and shall not be deemed to be filed for purposes of Section

18 of the Exchange Act, or otherwise be subject to the liabilities of that section, nor shall they be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d)        Exhibits. The following Exhibits are filed herewith as a part of this Report:

Exhibit	Description

10.1	Amended and Restated Employment Agreement, dated as of July 23, 2021, between Danimer Scientific, Inc. and Stephen E. Croskrey.
10.2	Performance Stock Agreement, dated July 23, 2021, between the Company and Stephen E. Croskrey.
10.3	Stock Option Agreement, dated July 23, 2021, between the Company and Stephen E. Croskrey.
99.1	Conference Call Transcript (furnished only).
99.2	Press Release (furnished only).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Danimer Scientific, Inc

Date:	July 29, 2021	By:	/s/ John A. Dowdy, III
John A. Dowdy, III Chief Financial Officer

Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Amended and Restated Employment Agreement, dated as of July 23, 2021, by and between Danimer Scientific, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Stephen E. Croskrey (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, the Parties hereto are parties to that certain Employment Agreement, dated as of October 3, 2020 (the “Existing Employment Agreement”); and

WHEREAS, the Parties hereto desire to amend and restate the Existing Employment Agreement in its entirety by entering into this Amended and Restated Employment Agreement (this “Agreement”);

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.
Employment.
a.
General. The Company shall employ Executive and Executive shall remain in the employ of the Company, for the period and in the positions set forth in this Section 1, and subject to the other terms and conditions herein.
b.
Employment Term. The term of employment under this Agreement (the “Term”) shall continue from the date hereof and end on December 31, 2024, subject to earlier termination as provided in Section 3 below.
c.
Positions. Executive shall serve as the Chief Executive Officer and Chairman of the Board of the Company with such responsibilities, duties and authority normally associated with such positions and as may from time to time be reasonably assigned to Executive by the Board (as defined below). Executive shall report directly to the Board. During the Term, the Board shall nominate Executive for re-election as a member of the Board at the expiration of his then current Board term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements. Executive shall use his reasonable best efforts to be present at each regular meeting of the Board, either in person or by telecommunication or other similar means, and such other meetings for which there is reasonable prior notice. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Board may reasonably designate; provided that such additional capacities are consistent with Executive’s position as the Company’s Chief Executive Officer and Chairman of the Board. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service.
d.
Duties. Executive shall devote substantially all of Executive’s working time, attention and efforts to the business and affairs of the Company (which shall include service to its subsidiaries), except during any paid vacation or other excused absence periods. Executive shall not engage in outside business activities (including serving on outside boards or committees) without the prior written consent of the Board (which the Board may grant or withhold in its sole and absolute discretion); provided that Executive shall be permitted to (i) have a direct and/or indirect ownership interest in any company that is not a competitor of the Company; (ii) serve on the board of directors (or as an advisor) of any business corporation other than a competitor of the Company or where the Board reasonably determines there is an actual conflict of interest; provided that Executive shall not serve on more than two other public company boards (and four boards total) without the prior consent of the Board, not to be unreasonably withheld, delayed or conditioned; and provided further that the Board shall be deemed to have consented to Executive’s continued service on the two other boards of private companies in the medical device industries on which Executive serves as of the date hereof; (iii) serve on the board of directors of, or work for, any charitable, non-profit or community organization other than a competitor of the Company or where the Board reasonably determines there is an actual conflict of interest; or (iv) pursue his personal financial and legal affairs, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder or violate any restrictive covenants applicable to Executive pursuant to any written agreement with the Company (including, without limitation, the restrictive covenants set forth in Section 5). Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive in advance of the effectiveness thereof.
e.
Location. Executive shall perform his duties hereunder at the offices of the Company located in Bainbridge, Georgia or from his home offices, but from time to time Executive may be reasonably required to travel to other locations in the proper conduct of Executive’s responsibilities under this Agreement.
2.
Compensation and Related Matters.
e.
Annual Base Salary. During the Term while Executive is employed by the Company, Executive shall receive a base salary at a rate of Eight Hundred Seventy Five Thousand Dollars ($875,000) per annum, effective as of January 1, 2021, which shall be paid in accordance with the customary payroll practices of the Company (such annual base salary, the “Annual Base Salary”).
f.
One Time Bonus. Simultaneously with the execution of this Agreement, Executive shall be entitled to receive, and the Company shall pay, a one time bonus equal to Two Million Dollars ($2,000,000).
g.
Annual Incentive Award. Upon satisfaction of the performance targets to be established by the Board each year during the Term hereof (the “Annual Incentive Performance Targets”), Executive will be paid an annual incentive award for such year (the “Annual Incentive Award”) equal to between 1.25 times his Annual Base Salary and 2.5 times his Annual Base Salary, as more particularly described in the Annual Incentive Performance Targets. The Annual Incentive Award will be paid no later than March 15 following the year in which such Annual Incentive Award was earned. The satisfaction of the Annual Incentive Performance Targets shall be determined based upon the Company’s audited financial statements for the year in question and in accordance with the Company’s internal financial records; provided that any determination of the Company’s independent auditors shall be controlling.
h.
Long Term Incentive Award. Each year during the term of this Agreement, and simultaneously with the execution of this Agreement with respect to the current year, Employee will receive a long term incentive award (the “Long Term Incentive Award”), of which 50% shall be in the form of performance stock awards and 50% shall be in the form of stock options, to vest upon satisfaction of the performance targets to be established by the Board for each such year (the “Long Term Incentive Performance Targets”). In the event that such performance stock awards and/or stock options awarded to Executive hereunder are not available to be issued to Executive for any reason, then the Company shall be contractually obligated to pay to Executive, upon the vesting of such Long Term Incentive Award, an amount in cash equal to the notional value that each such performance stock award and/or stock option would have had on the date of such vesting as though it had been granted to Executive on the date of grant, as applicable; provided that any such cash payment shall be payable over a period of three years in equal quarterly installments, starting with the date of the vesting of such award.
i.
Benefits and Related Matters. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements as the Company may from time to time offer to provide to its executives, including, but not limited to, medical/dental coverage, a life insurance program (with buy-up option, if available), each consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefit. The Company shall provide Executive with the use of a rental home or apartment at market rates in the Bainbridge area (or the surrounding area within a 25-mile radius) that is reasonably acceptable to Executive, it being acknowledged by Executive that the current rental property being provided to him by the Company is so acceptable. The Company will also make available to Executive, at the Company’s sole expense, use of a corporate vehicle for travel from Executive’s residence to the Company’s offices in Bainbridge, which Executive shall return upon termination of his employment.
j.
Vacation; Holidays. Executive shall be entitled to thirty (30) days’ vacation per year taken in increments of no more than ten (10) working days at a time or such greater number of working days at a time as may be approved by the Board in its sole discretion (vacation time shall not accumulate from year to year unless approved in advance by the Board or required by applicable law). In addition, the Company offers employees time off for standard Company holidays in accordance with the Company policies in effect from time to time.
l.
Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policy, including travel between his home offices and the Company’s locations, including the Company’s principal location in Bainbridge, Georgia and its plant in Winchester, Kentucky. Executive shall be entitled to business class, or, if similar cost, first class air travel, subject to the Company’s travel policy then in effect.
m.
Key Person Insurance.  At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier; provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document and shall have no interest in any such policy.
n.
Indemnification. The Company hereby agrees to indemnify Executive and hold Executive harmless to the fullest extent permitted under the organizational documents of the Company and applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages (including advancement of fees and expenses) resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company hereunder. The Company shall cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company covers its other officers and directors. The foregoing obligations shall survive the termination of Executive’s employment with the Company and shall be in addition to any other indemnification rights Executive is entitled to, under existing or future indemnification agreements or otherwise.
o.
Contractual Obligations. In the event that the Company is unable for any reason to issue to Executive stock options, performance stock awards, other equity based awards or shares of common stock, whether underlying such awards or otherwise, that the Company has contractually agreed to in prior agreements with Executive, then the Company shall be contractually obligated to pay to Executive, upon the vesting of any such awards, an amount in cash equal to the notional value that each such stock option, performance stock award or other equity based award would have had on the date of such vesting as though it had been granted to Executive on the date such other agreement giving rise to such award was entered into; provided that any such cash payment shall be payable over a period of three years in equal quarterly installments, starting with the date of the vesting of such award.
3.
Termination.
l.
Circumstances. This Agreement may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:
i.
Death. Executive’s employment hereunder shall terminate upon Executive’s death.
ii.
Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.
iii.
Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.
iv.
Termination without Cause. The Company may terminate Executive’s employment without Cause.
v.
Resignation from the Company with Good Reason. Executive may resign Executive’s employment with the Company with Good Reason, as defined below.

i.
Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.
q.
Notice of Termination. During the Term, any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i) above) shall be communicated by a written notice (a “Notice of Termination”) to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination (as defined below). The failure by either Party to set forth in the Notice of Termination any fact or circumstance shall not waive any right of the Party hereunder or preclude the Party from asserting such fact or circumstance in enforcing the Party’s rights hereunder.
r.
Termination Date. For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company and all of its affiliates, which, if Executive’s employment is terminated as a result of Executive’s death, will be the date of Executive’s death, and otherwise shall be the date specified in a Notice of Termination. Except in the case of a termination pursuant to Sections 3(a)(i) and (iii) above, the Date of Termination shall be at least thirty (30) days following the date of the Notice of Termination; provided, however, that the Company may deliver a Notice of Termination to Executive that specifies any Date of Termination that occurs on or after the date of its Notice of Termination and, in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs on or following the date of the Notice of Termination and is prior to the Date of Termination specified in the Notice of Termination; and provided, further, that a Notice of Termination relating to termination for Good Reason shall be subject to the timing rules set forth in the definition of Good Reason.
s.
Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.
4.
Obligations upon a Termination of Employment.
q.
Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a) above, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive, payable in accordance with applicable law; (ii) any unpaid Annual Bonus and/or Long Term Incentive Award earned by Executive for the year prior to the year in which the Date of Termination occurs, as determined by the Board in its good faith discretion based upon actual performance achieved, which Annual Bonus, if any, shall be paid to Executive when bonuses for such year are paid to actively employed senior executives of the Company but in no event later than March 15 following the year in which the Date of Termination occurs; (iii) any accrued but unpaid paid vacation owed to Executive pursuant to Section 2(f) above, if applicable; (iv) any expenses owed to Executive pursuant to Section 2(g) above; and (v) any amount accrued and vested and arising from Executive’s participation in, or benefits accrued and vested under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law or as specifically provided in a Company Arrangement, this Section 4 or otherwise in this Agreement, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.
r.
Executive’s Obligations upon Termination.
i.
Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder; provided the Company shall indemnify and hold harmless Executive with respect to any such cooperation and reimburse Executive for Executive’s reasonable costs and expenses (including legal counsel selected by Executive and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.
i.
Return of Company Property. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, laptop computers, docking stations, cellular and portable telephone equipment, personal digital assistant (PDA) devices and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates.
v.
Severance Payments upon a Termination without Cause, Resignation with Good Reason, or Change in Control. If, during the Term, Executive’s employment terminates pursuant to Sections 3(a)(iv) or (v) above, or if Executive’s employment is terminated by the Company or any successor of the Company either upon the occurrence of a Change in Control (as defined below) or within one year thereafter, then, subject to Executive’s delivery to the Company of an executed waiver and release of claims agreement in the form attached hereto as Exhibit A (the “Release”) that becomes effective and irrevocable in accordance with Section 9(k)(vi) below, and Executive’s continued compliance with Section 5 below, Executive shall receive, in addition to payments and benefits set forth in Section 4(a) above, the following:
i.
an amount in cash equal to twenty-four (24) months of Executive’s Annual Base Salary immediately prior to the Date of Termination, payable in one lump sum on the Payment Date (defined below);
ii.
the Annual Incentive Award as of the Date of Termination shall be deemed vested in full and payable on the Payment Date, and if pursuant to Section 2(d), the Long Term Incentive Award or any portion thereof is not evidenced by performance stock awards or stock options, then the Company’s obligation to make the cash payment described in Section 2(d) shall be deemed vested as of the Date of Termination, and be payable on the Payment Date;
iii.
notwithstanding anything to the contrary in any applicable Company equity plan or award agreement, any unvested equity awards held by Executive that are outstanding immediately prior to the Date of Termination, other than any unvested performance stock award portion of any Long Term Incentive Award (the “Excluded Award”), shall automatically vest and become exercisable (as applicable) as of the Date of Termination; provided that with respect to any Excluded Award, in the event of such termination, and provided Executive remains on the Board following such termination, any such Excluded Award will remain in effect and continue to vest in accordance with its terms so long as Executive remains on the Board and the Long Term Incentive Performance Targets established with respect to such Excluded Award shall be deemed achieved in the event that such termination arises in connection with a Change in Control; provided further that with respect to such termination where Executive does not remain on the Board, any such Excluded Award will vest pro rata in accordance with its terms if the related Long Term Incentive Performance Targets established with respect thereto as of the Date of Termination have been achieved, with such Long Term Incentive Performance Targets being deemed achieved in the case of a termination in connection with a Change in Control; and
iv.
in the event that Executive is entitled to and elects coverage under Section 4980B of the Code (“COBRA coverage”), payment of the Continued Benefit Payment (as defined below).

For purposes of this Agreement, (1) the “Payment Date” means the 65th day after the Termination Date, and (2) the “Continued Benefit Payment” means a reimbursement by the Company of the portion of the applicable monthly premium required to be paid by Executive (and his eligible dependents) for COBRA coverage, which reimbursement (I) shall be equal to the portion of the monthly premium paid by Company for group health coverage with respect to its active employees for the level of coverage provided to Executive and his dependents in the form of COBRA coverage and (II) shall be provided for the lesser of (A) twenty four (24) months following the Termination Date or (B) the date that COBRA coverage with respect to Executive and/or his covered dependents, as applicable, terminates in accordance with its terms.

w.
COBRA Payments upon Death or Disability. If, during the Term, Executive’s employment terminates pursuant to Section 3(a)(i) above due to Executive’s death or pursuant to Section 3(a)(ii) above due to Executive’s Disability (as defined below), Executive (or Executive’s estate) shall receive the Continued Benefit Payment.
x.
No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner and Executive shall continue to receive any severance or other payments or benefits to which he is entitled to under this Agreement regardless of whether he seeks or obtains subsequent employment. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.
y.
Certain Reductions. The Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to, payments or benefits pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (ii) any Company policy or practice providing for Executive to remain on the payroll without being in active service for a limited period of time after being given notice of the termination of Executive’s employment. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation. Any reductions pursuant to this Section 4(f) shall be applied in a manner that complies with Section 409A of the Code.
z.
Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 of this Agreement will survive the termination of Executive’s employment and the termination of the Term.
5.
Restrictive Covenants and Confidentiality.
w.
Executive hereby agrees that Executive shall not, at any time during the Restricted Period, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any subsidiary or affiliate thereof) any business or activity which is competitive with any service or product offering that, as of the Date of Termination, the Company or any entity owned by the Company anywhere in the United States. For these purposes, “competitive” entities shall consist of businesses that are competitive with, or substantially similar to, the Company’s business as of the Date of Termination. Notwithstanding the foregoing, Executive shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.
x.
Executive hereby agrees that Executive shall not, at any time during the Restricted Period, directly or indirectly, either for himself or on behalf of any other Person, (i) recruit or otherwise solicit or induce any employees, suppliers or customers of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company, or (ii) hire, or cause to be hired, any person who was employed by the Company at any time during the twelve (12)-month period immediately prior to the Date of Termination or who thereafter becomes employed by the Company. For these purposes, a “customer” of the Company shall be all Persons that have actually used the Company’s services or purchased its products at any time prior to the expiration of the Restricted Period.
y.
Except as Executive reasonably and in good faith determines to be required in the faithful performance of Executive’s duties hereunder, Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for Executive’s benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any other Person, any Proprietary Information after the Date of Termination (i) will continue so long as such Proprietary Information is not generally known and in the public domain (other than by means of Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company and (ii) will not apply to Proprietary Information that was in Executive’s rightful possession, without confidentiality obligations, at the time of disclosure by the Company (as shown by Executive’s then-contemporaneous written records). The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).
dd.
Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents that are Proprietary Information, including all physical and digital copies thereof, and (ii) all other Company property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in his possession, custody or control.
ee.
Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.
ff.
Executive agrees not to disparage the Company, any of its products, services or practices, or any of its directors, officers, agents, representatives, equity holders or affiliates, either orally or in writing, at any time; provided that Executive may confer in confidence with Executive’s legal representatives and make truthful statements as required by law.
gg.
Upon termination of Executive’s employment with the Company for any reason, the Company agrees not to disparage Executive, either orally or in writing, at any time and will respond to all inquiries regarding Executive in accordance with the Company’s standard human resources policy which is only to confirm title and dates of employment; provided that the Company may confer in confidence with the Company’s legal representatives and make truthful statements as required by law. For purposes of the immediately preceding sentence, the Company refers only to the Company as a corporate entity and not any of its individual officers, directors, employees or representatives. The Company shall also instruct its directors, officers and senior management to neither disparage Executive nor respond to any inquiries regarding Executive, but rather to refer any such inquiries directly to the Company.
hh.
In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any breach or violation by Executive of the provisions of this Section 5 shall toll the running of any time periods set forth in this Section 5 for the duration of any such breach or violation.
ii.
As used in this Section 5, the term “Company” shall include the Company and any parent, affiliated, related and/or direct or indirect subsidiary entity thereof.

6.
Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements or other payments or benefits provided to Executive under this Agreement, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

7.
Certain Definitions.
jj.
“Board” shall mean the Board of Directors of the Company or an authorized committee of the Board.
kk.
“Cause” shall mean any of the following:
i.
breach by Executive of any material provision of this Agreement and, only if such material breach is capable of being cured, the expiration of a fifteen (15) day cure period for such breach after written notice thereof has been given to Executive;
ii.
Executive’s gross negligence or willful misconduct in connection with the performance of his duties under this Agreement;
iii.
Executive’s refusal to perform any reasonable directive of the Board;
iv.
fraud, criminal conduct or embezzlement by Executive;
v.
Executive’s misappropriation for personal use of any assets (having in excess of nominal value) or business opportunities of the Company; or
vi.
Executive’s violation of the Company’s policies prohibiting unlawful employment discrimination, retaliation or harassment, including sexual harassment which includes but is not limited to engaging in or aiding and abetting any act of employment discrimination, retaliation or harassment including sexual harassment.
jj.
“Change in Control” of the Company shall be deemed to have occurred in the event that: (i) individuals who, as of the date hereof, constitute the Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Board shall be considered as though such individual was a member of the Board as of the date hereof; (ii) the Company shall have been sold by either (A) a sale of all or substantially all its assets, or (B) a merger or consolidation, other than any merger or consolidation pursuant to which the Company acquires another entity, or (C) a tender offer, whether solicited or unsolicited; or (iii) any party, other than the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of voting securities of the Company representing 40% or more of the total voting power of all the then-outstanding voting securities of the Company.
kk.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

nn.
“Disability” shall mean any physical or mental disability or infirmity of Executive that has prevented the performance of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period; provided, however, that any leave of absence under the Family and Medical Leave Act or other medical leaves permitted by the Company to other employees generally shall be excluded from this definition. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld).
oo.
“Good Reason” shall mean any one of the following, that occurs without Executive’s written consent: (i) a material breach by the Company of any material provision of this Agreement and, only if such material breach is capable of being cured, the expiration of a thirty (30) day cure period for such breach after written notice thereof has been given to the Company; (ii) a material diminution in Executive’s authority, duties, responsibilities or reporting structure; (iii) a material diminution in Executive’s annual base compensation opportunity (i.e., base salary and target bonus percentage); or (iv) relocation of Executive’s principal workplace with the Company by greater than fifty (50) miles from Bainbridge, Georgia; provided that no Good Reason will have occurred unless and until (A) Executive has provided the Company written notice within thirty (30) days following the initial occurrence of any such event or condition, (B) the Company fails to cure such event within thirty (30) days thereafter; and (C) Executive terminates his employment for Good Reason within thirty (30) days following the end of such cure period.
pp.
“Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.
qq.
“Restricted Period” shall mean the period from the Effective Date through the twelve (12) month anniversary of the Date of Termination.
8.
Parachute Payments.

If it shall be determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of exercisability of any stock option) to Executive or for his benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject, in whole or in part, to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company and Executive shall consult together in good faith to attempt to reach a mutually acceptable agreement to restructure such Payments or otherwise amend this Agreement to minimize any such Excise Tax, taking into consideration any issues that may arise under Section 409A of the Code.

9.
Miscellaneous Provisions.
nn.
Governing Law, Venue, Waiver of Jury Trial. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Delaware without reference to the principles of conflicts of law of the State of Delaware or any other jurisdiction that would result in application of the laws of a jurisdiction other than the State of Delaware, and where applicable, the laws of the United States. Any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the Delaware Chancery Court, or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware, and the parties hereby expressly represent and agree that they are subject to the personal jurisdiction of said courts, and the parties hereby irrevocably consent to the jurisdiction of such courts in any legal or equitable proceedings related to such disputes and waive, to the fullest extent permitted by law, any objection which either of them may now or hereafter have that the laying of the venue of any legal proceedings related to such dispute which is brought in any such courts is improper or that such proceedings have been brought in an inconvenient forum. The Parties hereto agree to service of process by certified or registered

United States mail, postage prepaid, addressed to the Party in question. The Parties hereto irrevocably waive the right to a jury trial in connection with any action arising under this Agreement or the employment of Executive.
ss.
Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
tt.
Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (i) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (ii) when sent, if sent via email, provided, however, that no undeliverable message is received by the sender, or (iii) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number, or email address of such Party set forth below and marked to the attention of the designated individual as follows:

(A) if to the Company, to the Board at the Company’s headquarters,

(B) if to Executive, to the last address that the Company has in its personnel records for Executive, or

(C) at any other address as any Party shall have specified by notice in writing to the other Party.

ss.
Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.
tt.
Entire Agreement. The terms of this Agreement, any indemnification agreement between the Company and Executive, and any equity award agreement between the Company and Executive are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including without limitation any other prior employment agreement or offer letter between Executive and the Company. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
uu.
Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of Company. By an instrument in writing similarly executed, Executive or a duly authorized representative of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
vv.
Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.
yy.
Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
zz.
Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
aaa.
Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
bbb.
Recovery of Compensation. All payments and benefits provided under this Agreement shall be subject to any compensation recovery or clawback policy as required under applicable law, rule or regulation or otherwise adopted by the Company from time to time.
ccc.
Cooperation. Following the expiration and/or termination of this Agreement for any reason, Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder; provided the Company shall reimburse Executive for Executive’s reasonable costs and expenses incurred in connection therewith and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.
ddd.
Section 409A.
i.
General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
ii.
Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).
i.
Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.
ii.
Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31st of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
iii.
Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.
iv.
Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (A) the Company shall deliver the Release to Executive within ten (10) business days following Executive’s Date of Termination, (B) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (C) in any case where Executive’s Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean (1) if Executive is under 40 years old as of the Date of Termination, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or such shorter time prescribed by the Company, and (2) if Executive is 40 years or older as of the Date of Termination, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 9(k)(vi), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 9(k)(vi)(C), on the first payroll period to occur in the subsequent taxable year, if later.
10.
Acknowledgements.

Each Party acknowledges that such Party has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the other Party hereto, other than those contained in writing herein, and has entered into this Agreement freely based on such Party’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

DANIMER SCIENTIFIC, INC.

By: /s/ John A. Dowdy, III

Name: John A. Dowdy, III

Title: Chief Financial Officer

EXECUTIVE

/s/ Stephen E. Croskrey

Stephen E. Croskrey

EXHIBIT A

GENERAL RELEASE AGREEMENT

This General Release of Claims (this “Release”) is made by [___________________] (“Employee”) in favor of Danimer Scientific, Inc. (the “Company”) and the “Releasees” (as defined below), as of the date of Employee’s execution of this Release.

1.
Release by Employee. In exchange for the payments and benefits provided to Employee pursuant to that certain Amended and Restated Employment Agreement entered into by and between the Company and Employee, dated as of [________] (the “Agreement”) and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employee agrees knowingly, voluntarily, unconditionally and forever to release and discharge the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as their respective past and present parents, subsidiaries, affiliates, associates, members, stockholders, employee benefit plans, attorneys, agents, representatives, partners, joint venturers, predecessors, successors, assigns, insurers, owners, employees, officers, directors and all persons acting by, through, under, or in concert with them, or any of them (hereinafter the “Releasees”) from any and all manner of claims, actions, causes of action, in law or in equity, demands, rights, or damages of any kind or nature which he or she may now have, or ever had, whether known or unknown, fixed or contingent, including any claims, causes of action or demands of any nature (hereinafter called “Claims”), that Employee now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Employee’s execution of this Release. The Claims released hereunder specifically include, but are not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim related in any way to Employee’s employment or the termination thereof, including but not limited to sexual harassment, negligence, any claims arising under tort or common law, constructive discharge, whistleblower claims; any claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers’ Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the Georgia Equal Pay Act (GEPA); the Georgia Prohibition of Age Discrimination in Employment Act; the Georgia Equal Employment for Persons with Disabilities Code (GEEPDC); the Georgia Discriminatory Wage Practices Based on Sex Act; the Constitution of the United States; the Constitution of the State of Georgia; and any and all other causes of action arising under federal, state, and local statutes, rules, regulations, ordinances, or orders to the fullest extent allowable.
2.
Claims Not Released. This Release shall not apply to: the Company’s obligations to provide the separation benefits under Section 3 of the Agreement; Employee’s right to indemnification under any applicable indemnification agreement with the Company, the Company’s governing documents or applicable law; Employee’s right to assert claims for workers’ compensation or unemployment benefits; Employee’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”) claims of discrimination (provided, however, that Employee releases his or her right to secure any damages for alleged discriminatory treatment); any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act (“NLRA”); Employee’s vested rights under any retirement or welfare benefit plan of the Company; Employee’s rights in his or her capacity as an equityholder of the Company; or any other rights that may not be waived by an employee under applicable law.
3.
Older Worker’s Benefit Protection Act. In accordance with the Older Worker’s Benefit Protection Act, Employee is hereby advised as follows:

(a) Employee has read this Release and understands its terms and effect, including the fact that Employee is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this Release.

(b) Employee understands that, by entering into this Release, Employee does not waive any Claims that may arise after the date of Employee’s execution of this Release, including without limitation any rights or claims that Employee may have to secure enforcement of the terms and conditions of this Release.

(c) Employee has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which Employee acknowledges is adequate and satisfactory to Employee and in addition to any other benefits to which Employee is otherwise entitled.

(d) The Company advises Employee to consult with an attorney prior to executing this Release.

(e) Employee has twenty-one (21) days to review and decide whether or not to sign this Release. If Employee signs this Release prior to the expiration of such period, Employee acknowledges that Employee has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that Employee does not desire additional time and hereby waives the remainder of the twenty-one (21) day period. In the event of any changes to this Release, whether or not material, Employee waives the restarting of the twenty-one (21) day period.

(f) Employee has seven (7) days after signing this Release to revoke this Release and this Release will become effective upon the expiration of that revocation period. If Employee revokes this Release during such seven (7)-day period, this Release will be null and void and of no force or effect on either the Company or Employee and Employee will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release.

If Employee wishes to revoke this Release, Employee shall deliver written notice stating his or her intent to revoke this Release to [NAME, OFFICER TITLE, DEPARTMENT, ADDRESS], on or before 5:00 p.m. on the seventh (7th) day after the date on which Employee signs this Release.

4.
Representations. Employee represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he or she may have against Releasees, or any of them, and Employee agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Employee under this indemnity.
5.
No Actions. Employee represents and warrants to the Company that Employee has no pending actions, Claims or charges of any kind. Employee agrees that if Employee hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees any of the Claims released hereunder, then Employee will pay to the Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim; provided, however, that Employee shall not be obligated to pay the Releasees’ attorneys’ fees to the extent such fees are attributable to[: (i) claims under the ADEA or a challenge to the validity of the release of claims under the ADEA; or (ii)] Employee’s right to file a charge with the EEOC; however, Employee hereby waives any right to any damages or individual relief resulting from any such charge.
6.
Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit Employee (or Employee’s attorney) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority, the EEOC, the NLRB, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Release is intended to or shall preclude Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Employee is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Employee shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
7.
Miscellaneous.

(a) No Admission. Employee understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

(b) Severability. If any sentence, phrase, section, subsection or portion of this Release is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Release, which shall remain fully valid and enforceable.

(c) Headings. The headings in this Release are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Release.

(d) Construction of Agreement. Employee has been represented by, or had the opportunity to be represented by, counsel in connection with the negotiation and execution of this Release. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Release.

(e) Entire Agreement/Integration. This Release, together with the Agreement, constitutes the entire agreement between Employee and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Release. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Release. No amendments to this Release will be valid unless written and signed by Employee and an authorized representative of the Company.

(f) Governing Law, Venue, Waiver of Jury Trial. This Release shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Delaware without reference to the principles of conflicts of law of the State of Delaware or any other jurisdiction that would result in application of the laws of a jurisdiction other than the State of Delaware, and where applicable, the laws of the United States. Any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the Delaware Chancery Court, or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware, and the parties hereby expressly represent and agree that they are subject to the personal jurisdiction of said courts, and the parties hereby irrevocably consent to the jurisdiction of such courts in any legal or equitable proceedings related to such disputes and waive, to the fullest extent permitted by law, any objection which either of them may now or hereafter have that the laying of the venue of any legal proceedings related to such dispute which is brought in any such courts is improper or that such proceedings have been brought in an inconvenient forum. The Parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the Party in question. The Parties hereto irrevocably waive the right to a jury trial in connection with any action arising under this Agreement or the employment of Executive.

[EMPLOYEE]

Date:
[NAME]

DANIMER SCIENTIFIC, INC.
Date:	By:
Name:
Title:

Exhibit 10.2

DANIMER SCIENTIFIC, INC.

2020 LONG-TERM INCENTIVE PLAN

PERFORMANCE STOCK AGREEMENT

Danimer Scientific, Inc. (previously known as Live Oak Acquisition Corp., the “Company”) has granted the Participant (named in Section 1 hereof) a Full Value Award in the form of shares of performance stock (a “Performance Stock Award”) under the Company’s 2020 Long-Term Incentive Plan (the “Plan”) with respect to that number of shares of Common Stock set forth in Section 1 (the “Performance Shares”). The Performance Stock Award shall be subject to the following terms and conditions (sometimes referred to as the “Award Agreement”) and the terms and conditions of the Plan as the same has been and may be amended from time to time. This Award Agreement is dated as of July 23, 2021.

1.
Defined Terms. Terms used in this Award Agreement are defined elsewhere in this Award Agreement; provided, however, that, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Plan. In addition, the following words and phrases used in this Award Agreement shall have the meanings specified:
(a)
The “Participant” is Stephen E. Croskrey.
(b)
The “Grant Date” is July 23, 2021.
(c)
The number of “Performance Shares” subject to this Performance Stock Award shall be 95,943 shares of Common Stock.

(d) The “Expiration Date” of the Performance Stock Award shall mean the earlier of (i) the third anniversary of the Grant Date or (ii) the Participant’s Termination Date.

2.
Vesting and Forfeiture of Performance Stock Award and Performance Shares.
(a)
Unvested Award; Forfeiture. All Performance Shares subject to the Performance Stock Award shall be unvested unless and until they become vested and nonforfeitable in accordance with this Section 2. Except as otherwise provided in the Amended and Restated Employment Agreement between the Participant and the Company, dated as of the date hereof (the “Employment Agreement”), by the Committee or this Award Agreement, any portion of the Performance Stock Award (and the Performance Shares subject thereto) that is not vested and nonforfeitable as of the Participant’s Termination Date shall be immediately forfeited and the Participant shall have no further rights under or with respect to the Performance Stock Award or to any of the Performance Shares subject thereto.
(b)
General Vesting Rules. Subject to the terms and conditions of this Award Agreement, the Performance Stock Award shall become vested and nonforfeitable with respect to the Performance Shares as described below, provided, in any case, that the Participant’s Termination Date has not occurred prior to the applicable vesting date:
(I)
Thirty percent (30%) of the Performance Shares (the “ROE Metric Shares”) shall be subject to vesting upon achievement of the pre-tax return on equity (“ROE”) metric as follows: the threshold for vesting the ROE Metric Shares shall be the Company achieving ROE of at least 5%, in which event 50% of the ROE Metric Shares shall vest, and upon the Company achieving ROE of 9%, 100% of the ROE Metric Shares shall vest, with pro rata vesting of the ROE Metric Shares for any amount of ROE in between such ranges. ROE shall mean the pre-tax return on equity equal to earnings before taxes divided by the

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(II)
average shareholders’ equity, based on the Company’s consolidated financial statements for the period in question. The vesting of the ROE Metric Shares shall be measured based on the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2023.
(II)
Thirty percent (30%) of the Performance Shares (the “EBITDA Metric Shares”) shall be subject to vesting upon achievement of the earnings before interest, taxes, depreciation and amortization (“EBITDA”) metric as follows: the threshold for vesting the EBITDA Metric Shares shall be the Company achieving EBITDA of at least $45 million, in which event 50% of the EBITDA Metric Shares shall vest, and upon the Company achieving $65 million of EBITDA, 100% of the EBITDA Metric Shares shall vest, with pro rata vesting of the EBITDA Metric Shares for any amount of EBITDA in between such ranges. EBITDA shall be determined based on the Company’s consolidated financial statements for the period in question. The vesting of the EBITDA Metric Shares shall be measured based on the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2023.
(III)
Forty percent (40%) of the Performance Shares (the “Neat Capacity Metric Shares”) shall be subject to vesting upon achievement of the nameplate capacity for neat PHA production (“Neat Capacity”) metric as follows: the threshold for vesting the Neat Capacity Metric Shares shall be the Company achieving a Neat Capacity of at least 75 million pounds, in which event 50% of the Neat Capacity Metric Shares shall vest, and upon the Company achieving 90 million pounds of Neat Capacity, 100% of the Neat Capacity Shares shall vest, with pro rata vesting of the Neat Capacity Metric Shares for any amount of Neat Capacity in between such ranges. Neat Capacity shall be determined based upon a third party certification of the ability of the Company to produce the quantities of neat PHA set forth above based on its facilities, and not necessarily actual production of such quantities. The vesting of the Neat Capacity Metric Shares shall be measured as of December 31, 2023.

(f)
Limitations. The Performance Shares shall only vest and be issued (1) to the extent necessary, after the approval by the shareholders of the Company of an amendment to the Plan to increase the number of shares available under the Plan in an amount sufficient to permit the vesting and issuance of the Performance Shares in accordance with this Award Agreement, and (2) to the extent the Performance Shares are vested in accordance with this Award Agreement. In no event shall any portion of the Performance Shares vest after the Expiration Date.  Notwithstanding any other provision of this Award Agreement (other than the provisions of Section 2(a)), no portion of the Performance Shares shall become vested after the Participant’s Termination Date except to the extent that it is vested as of the Participant’s Termination Date.
3.
Transfer of Shares. Upon the vesting date with respect to any Performance Shares, shares of Common Stock equal to the number of Performance Shares that become vested and nonforfeitable on that vesting date will be delivered to or for the benefit of the Participant free and clear of any restrictions otherwise imposed by this Award Agreement.
4.
Issuance of Performance Stock Award. Each certificate issued in respect of the Performance Shares awarded under this Award Agreement shall be registered in the name of the Participant.
5.
Certificates; Cash in Lieu of Fractional Shares. To the extent that the Plan or this Award Agreement provides for issuance of certificates representing the shares of Common Stock subject hereto, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any securities exchange or similar entity. In lieu of issuing a fraction of a share of Common Stock pursuant to the Plan

2

or this Award Agreement, the Company may pay to the Participant an amount equal to the Fair Market Value of such fractional share.
6.
Withholding. All deliveries and distributions under this Award Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Common Stock which the Participant already owns, or to which the Participant is otherwise entitled under this Award Agreement; provided, however, that such shares may be used to satisfy not more than the Company’s maximum statutory withholding obligation (based on maximum statutory withholding rates for Federal and state tax purposes, including payroll taxes). If the Participant makes an election in accordance with Section 83(b) of the Code to be taxed on the Performance Shares in the year in which the Grant Date occurs, he or she must so notify the Company in writing, file the election with the Internal Revenue Service within thirty (30) days after the Grant Date, and promptly pay the Company the amount it determines is needed to satisfy tax withholding requirements.
7.
Transferability. Except as otherwise provided by the Committee, neither the Performance Stock Award nor Performance Shares may be sold, assigned, transferred, pledged or otherwise encumbered prior to the vesting date applicable thereto except, as provided by the Committee, pursuant to a qualified domestic relations order.
8.
Heirs and Successors. This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any benefits deliverable to the Participant under this Award Agreement have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Participant’s estate.
9.
Miscellaneous.
(g)
Administration. The authority to manage and control the operation and administration of this Award Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement by the Committee and any decision made by it with respect to this Award Agreement is final and binding on all persons.
(h)
Plan Governs. Notwithstanding anything in this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company and this Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.
(i)
Adjustments to Shares. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall adjust the Award to preserve the benefits or potential benefits thereof by adjusting the number and kind of shares subject to the Performance Stock Award. Nothing herein is intended to limit the Committee’s discretion to make adjustments pursuant to the terms of the Plan (or any successor thereto).
(j)
Not An Employment Contract. The Performance Stock Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Related Company, nor will it interfere in any way with any right the Company or any Related Company would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

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(k)
Governing Law. The validity, construction and effect of this Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to choice of law provisions, and applicable federal law.
(l)
Notices. Any written notices provided for in this Award Agreement shall be in writing and shall be deemed sufficiently given if either hand delivered to (or in accordance with directions provided by) the Secretary of the Company or otherwise if sent in accordance with the terms of the Plan.
(m)
Amendment. This Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.
(n)
Special Section 409A Rules. It is intended that any amounts payable under this Award Agreement shall either be exempt from or comply with section 409A of the Code. The provisions of this Award shall be construed and interpreted in accordance with section 409A of the Code. Notwithstanding any other provision of this Award Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service):
(i)
and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s termination of employment or separation from service; and
(ii)
the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.
(o)
Severability. The terms or conditions of this Award Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.
(p)
Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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ACCEPTED	DANIMER SCIENTIFIC, INC.

/s/ Stephen E. Croskrey	By:	/s/ John A. Dowdy, III
Participant: Stephen E. Croskrey	Name: John A. Dowdy, III
Title: Chief Financial Officer

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Exhibit 10.3

DANIMER SCIENTIFIC, INC.

2020 LONG-TERM INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

Danimer Scientific, Inc. (previously known as Live Oak Acquisition Corp., the “Company”) has granted the Participant (named in Section 1 hereof) a Non-Qualified Stock Option (the “Option”) under the Company’s 2020 Long-Term Incentive Plan (the “Plan”) to purchase that number of shares of Common Stock set forth in Section 1 (the “Option Shares”). The Option shall be subject to the following terms and conditions (sometimes referred to as the “Award Agreement”) and the terms and conditions of the Plan as the same has been and may be amended from time to time.

1.
Defined Terms. Terms used in this Award Agreement are defined elsewhere in this Award Agreement; provided, however, that, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Plan. In addition, the following words and phrases used in this Award Agreement shall have the meanings specified:
(a)
The “Participant” is Stephen E. Croskrey.
(b)
The “Grant Date” is July 23, 2021.
(c)
The number of “Option Shares” subject to this Option shall be 244,073 shares of Common Stock.
(d)
The “Exercise Price” of the Option shall be $18.24, the closing price on the Grant Date.
(e)
The “Expiration Date” of the Option shall mean the earlier of (i) the tenth anniversary of the Grant Date or (ii) the Participant’s Termination Date.
2.
Vesting and Forfeiture of Option and Option Shares.
(a)
Unvested Award; Forfeiture. The Option shall be unvested unless and until it becomes vested and exercisable in accordance with this Section 2. Except as otherwise provided in the Amended and Restated Employment Agreement between the Participant and the Company, dated as of the Grant Date (the “Employment Agreement”), or by the Committee or this Award Agreement, any portion of the Option (and the Option Shares subject thereto) that is not vested and exercisable as of the Participant’s Termination Date shall be immediately forfeited and the Participant shall have no further rights under or with respect to the Option or to any of the Option Shares subject thereto.
(b)
General Vesting Rules. Subject to the terms and conditions of this Award Agreement, the Option shall become vested and exercisable with respect to an Installment of Option Shares as of the “Vesting Date” set forth below, provided, in any case, that the Participant’s Termination Date has not occurred prior to the applicable Vesting Date.

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INSTALLMENT OF OPTION SHARES	VESTING DATE
1/3 of Option Shares	On or after the first annual anniversary of the Grant Date.
1/3 of Option Shares	On or after the second annual anniversary of the Grant Date.
1/3 of Option Shares	On or after the third annual anniversary of the Grant Date.

For purposes of this Award Agreement, each annual anniversary of the Grant Date set forth in the “Vesting Date” column of the foregoing chart is referred to as a “Service Vesting Date”.

(h)
Limitations on Exercise.
(i)
The Participant may only exercise the Option with respect to Option Shares to the extent the Option is vested and exercisable with respect to such Option Shares. In no event shall any portion of the Option be exercisable after the Expiration Date. Notwithstanding any other provision of this Award Agreement (other than the provisions of Section 2(a)), no portion of the Option shall become vested and exercisable after the Participant’s Termination Date except to the extent that it is vested and exercisable as of the Participant’s Termination Date.
(ii)
The Participant may only exercise the Option with respect to Option Shares (1) to the extent necessary, after the approval by the shareholders of the Company of an amendment to the Plan to increase the number of shares available under the Plan in an amount sufficient to permit the exercise of the Option, and (2) to the extent the Option is vested and exercisable with respect to such Option Shares, provided, however, that the Option’s exercisability shall be accelerated as described in the Employment Agreement. In no event shall any portion of the Option be exercisable after the Expiration Date. Notwithstanding any other provision of this Award Agreement (other than the provisions of Section 2(a)), no portion of the Option shall become vested and exercisable after the Participant’s Termination Date except to the extent that it is vested and exercisable as of the Participant’s Termination Date.
3.
Exercise. Subject to this Award Agreement and the Plan, on and after a Vesting Date, the Option may be exercised in whole or in part with respect to the number of Option Shares which have become vested and exercisable pursuant to Section 2 above by filing a written notice with the Committee in accordance with rules and procedures established by the Committee; provided, however, that in no event will the Option (or any portion thereof) be exercisable after the Expiration Date of the Option. Any such notice shall specify the number of Option Shares which the Participant elects to purchase and shall be accompanied by payment of the Exercise Price for such Option Shares indicated by the Participant’s election (except as otherwise provided by the Committee in connection with a broker-assisted cashless exercise program). The Exercise Price shall be payable (a) in cash or its equivalent, (b) by tendering, by actual delivery or by attestation, shares of Common Stock valued at Fair Market Value as of the day of exercise (including by net exercise so that the Company withholds a number of shares of Common Stock that is being exercised) and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any U.S. federal, state, and local and/or foreign tax (including any social insurance tax or contribution obligations) withholding resulting from such exercise, (c) by a combination of (a) and (b), and (d) if and to the extent provided by the Committee upon exercise of its reasonable discretion by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares of Common Stock acquired upon exercise of the Option) and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any U.S. federal, state, and local and/or foreign tax (including any social insurance tax or contribution obligations) withholding resulting from such exercise. Shares of Common Stock may not be used to pay any portion of the

2

Exercise Price unless the holder thereof has good title, free and clear of all liens and encumbrances (other than liens and encumbrances imposed under applicable securities laws).
4.
Certificates; Cash in Lieu of Fractional Shares. To the extent that the Plan or this Award Agreement provides for issuance of certificates in connection with the exercise of the Option, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any securities exchange or similar entity. In lieu of issuing a fraction of a share of Common Stock pursuant to the Plan or this Award Agreement, the Company may pay to the Participant an amount equal to the Fair Market Value of such fractional share.
5.
Withholding. All deliveries and distributions under this Award Agreement are subject to withholding of all applicable taxes and the Company may require as a condition precedent to the issuance or transfer of any Option Shares that the Participant make such arrangements to the satisfaction of the Committee for the satisfaction of any federal, state or local withholding tax obligations that may arise. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Common Stock which the Participant already owns, or to which the Participant is otherwise entitled under this Award Agreement; provided, however, that such shares may be used to satisfy not more than the Company’s maximum statutory withholding obligation (based on maximum statutory withholding rates for Federal and state tax purposes, including payroll taxes). If the Committee permits the exercise of the Option through a broker-assisted exercise and if the Participant elects to exercise the Option through a broker-assisted exercise, any tax withholding resulting from the exercise shall be remitted to the Company through operation of the broker-assisted exercise.
6.
Transferability. Except as otherwise provided by the Committee, neither the Option nor the Option Shares may be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares of Common Stock are transferred to the Participant except, as provided by the Committee, pursuant to a qualified domestic relations order. During the Participant’s lifetime, the Option may only be exercised by the Participant.
7.
Heirs and Successors. This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any benefits deliverable to the Participant under this Award Agreement have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Participant’s estate.
8.
Miscellaneous.
(i)
Securities Law Requirements. Notwithstanding any other provision of this Award Agreement, the Company shall have no liability to make any distribution of Common Stock under this Award Agreement unless such delivery or distribution would comply with all applicable laws. In particular, no shares will be delivered to a Participant unless, at the time of delivery, the shares qualify for exemption from, or are registered pursuant to, applicable federal and state securities laws.
(j)
Administration. The authority to manage and control the operation and administration of this Award Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement by the Committee and any decision made by it with respect to this Award Agreement is final and binding on all persons.
(k)
Plan Governs. Notwithstanding anything in this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company and this Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

3

(l)
Adjustments to Shares. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall adjust the Award to preserve the benefits or potential benefits thereof by adjusting the number and kind of shares subject to the Option and the Exercise Price of the Option. Nothing herein is intended to limit the Committee’s discretion to make adjustments pursuant to the terms of the Plan (or any successor thereto).
(m)
Not An Employment Contract. The Restricted Stock Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Related Company, nor will it interfere in any way with any right the Company or any Related Company would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time. The Participant and the Participant’s beneficiary shall not have any rights (including voting rights or dividend rights) with respect to Common Stock issuable upon exercise of the Option prior to the date on which the shares of Common Stock are registered in the name of the Participant.
(n)
Governing Law. The validity, construction and effect of this Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to choice of law provisions, and applicable federal law.
(o)
Notices. Any written notices provided for in this Award Agreement shall be in writing and shall be deemed sufficiently given if either hand delivered to (or in accordance with directions provided by) the Secretary of the Company or otherwise if sent in accordance with the terms of the Plan.
(p)
Amendment. This Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.
(q)
Severability. The terms or conditions of this Award Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.
(r)
Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

4

ACCEPTED	DANIMER SCIENTIFIC, INC.

/s/ Stephen E. Croskrey	By:	/s/ John A. Dowdy, III
Participant: Stephen E. Croskrey	Name: John A. Dowdy, III
Title: Chief Financial Officer

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

Exhibit 99.1

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

Danimer Scientific

Novomer Acquisition Update Call

July 29, 2021

C O R P O R A T E P A R T I C I P A N T S

Russ Zukowski, Vice President, Corporate Finance, Danimer Scientific

Steve Croskrey, Chairman and Chief Executive Officer, Danimer Scientific

Jeff Uhrig, Chief Executive Officer, Novomer

Phil Van Trump, Chief and Science Technology Officer, Danimer Scientific

Jad Dowdy, Chief Financial Officer, Danimer Scientific

C O N F E R E N C E C A L L P A R T I C I P A N T S

Jon Tanwanteng, CJS Securities

Laurence Alexander, Jefferies

P R E S E N T A T I O N

Operator

Hello and welcome to Danimer’s Novomer Acquisition Update Call.

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

As a reminder this conference is being recorded.

I would now like to turn the call over to your host Russ Zukowski, Vice President of Corporate Finance. Thank you. You may begin.

Russ Zukowski

Thank you, Doug.

And thanks to everyone for joining us to discuss yesterday’s announcement that Danimer has reached an agreement to acquire Novomer.

Hosting the call today are Danimer’s CEO, Steve Croskrey; Novomer’s CEO, Jeff Uhrig; and Danimer’s Chief Science and Technology Officer, Phil Van Trump. Danimer’s CFO, Jad Dowdy, is also here with us and available for Q&A.

Please note that we may discuss forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, future results of operations, capacity, production and demand levels that could differ in a material way from those expressed or implied in the forward-looking statements. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Please also note that the transaction is subject to regulatory approvals and other customary closing conditions.

I will now turn the call over to Steve.

Steve Croskrey

Thank you, Russ.

Good morning, everyone. Thanks for joining us.

Yesterday was a big day for Danimer Scientific. As you saw in our release, we have signed a definitive agreement to acquire Novomer, a leading developer of conversion technology that produces PHA-based resins and other biodegradable materials, in a cash transaction valued at $152 million.

This is an important acquisition for Danimer that advances our strategy of providing biodegradable solutions to the plastics industry to help solve the global plastic waste crisis. Let me tell you why this transaction is so compelling for our business, our customers, and ultimately for our shareholders.

You’ll hear more from Jeff, Novomer’s CEO, shortly, but at a high level, Novomer develops high-performing, carbon-efficient, cost-effective polymers and chemicals that can be sourced from renewable or

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

non-renewable feedstocks. Novomer’s proprietary processes have set it apart and, as we’ll detail shortly, provide a real opportunity to accelerate our strategy.

Novomer produces a type of PHA called p(3HP). Combined with the unique strengths and superior structure of Danimer’s Nodax, our signature PHA, p(3HP) offers numerous technical, operational and financial benefits for Danimer and our blue-chip customers.

Consider these five things.

One, with Novomer’s p(3HP) as an input, we will have the potential to provide an even broader range of product applications with the ability to increase the overall volume of finished product we’re able to deliver.

Two, this broader range of product applications will have improved barrier properties for packaging and other uses.

Three, we can meaningfully reduce Danimer’s capital expenditures on a per-pound basis as well as the production costs for our resins and offer lower cost products to customers.

Four, we can do it using less energy than Danimer processes have historically used. This will enable our customers to further advance their ESG goals.

And five, we can do this all while maintaining the biodegradability certifications that have become so important in the fight against plastic waste.

In addition, Novomer’s extensive intellectual property portfolio is a strong complement to Danimer’s existing portfolio and reinforces our intellectual capital to keep innovating and developing the solutions our current and future customers demand.

The strategic rationale and benefits for our customers are clearly extremely compelling. The operational and cost benefits are significant as well. A key point here is that we expect that Novomer’s simplified manufacturing and operational processes will accelerate our ability to scale our production capabilities, and do so at a much lower cost than we had previously forecasted.

That will be possible because Novomer’s proprietary catalyst and process enable it to efficiently develop products, in its pilot plant, that can be produced at low costs. Novomer’s p(3HP) can serve as a key additional component in Danimer’s resins with the biodegradable properties that our customers are looking to us for. When combined with Danimer’s inputs, we expect to be able to produce our resins at a substantially lower overall cost.

Phil will detail this a little later, but it’s critical to note that Nodax will continue to be the gold standard and serve as our primary PHA. The addition of Novomer’s p(3HP) is expected to be highly complementary to Nodax, but is not a replacement. It will enhance our manufacturing capabilities by enabling us to produce our final resins for customer applications more cost-efficiently.

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

What makes this such a great opportunity for Danimer is the ability to grow our capacity, utilizing Novomer’s low-cost manufacturing process, at a lower capital expenditure per pound than we had previously forecasted.

To meet the growing demand for our resins, we regularly evaluate our manufacturing capacity to pursue the most effective and efficient way to produce materials. In this case, we’ve evaluated the potential expansion of Novomer’s production capacity against our current plans and believe our best course is to prioritize that expansion while modifying the plans for our Bainbridge expansion to include fewer fermenters. Put another way, by expanding capacity with Novomer’s process technology, we’ll be able to produce more volume at a lower capital expenditure per pound.

Of course, we always review our plans against potential opportunities to further improve our cost profile while maintaining flexibility for us to meet increasing customer demand. We’ll continue to focus on enhancing capacity and/or lowering our capital expenditures and production costs on a per-pound basis.

All that said, it’s important to note that our Kentucky Phase II expansion is continuing on schedule. And while we’re expecting to modify our plans for the Bainbridge facility as a result of this acquisition, Bainbridge will continue to play an important role in our manufacturing, including for fermentation and extrusion.

Finally, I’ll speak to the financial aspects of this acquisition and what it will mean for the financial profile of Danimer moving forward. This transaction will be funded by cash on hand, including from the recent redemption of our public warrants that resulted in $138.4 million in gross proceeds to Danimer.

Following the close of the transaction, we expect to maintain our strong balance sheet position with ample liquidity to support our continued growth.

We expect to close in the third quarter of 2021, subject to regulatory approvals and other customary closing conditions.

I’ll now ask Jeff to provide a brief overview of Novomer and the company’s history.

Jeff.

Jeff Uhrig

Thank you, Steve.

First and foremost, let me say how excited the Novomer team is to be joining the Danimer family.

Danimer has proven itself to be a leader in the fast-growing compostable polymer market and has differentiated itself by delivering solutions to customers looking to improve the life cycle profile of their products. Importantly, Danimer has built their company by putting the customer needs first. Today provides another reminder of this strategy, as we believe the next phase in the inevitable transition to compostable and up-cyclable polymers will rely on providing cost competitive solutions in order to create greater scale, broader market applications, and improved composting infrastructure.

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

Now I will provide an introduction to Novomer and a bit more detail about our process and products. Founded in 2004, Novomer and our approximately 20 employees in Rochester, New York, develop leading, efficiently produced polymers and chemicals. In addition to our proprietary processes, we also have an extensive intellectual property portfolio with more than 100 issued patents and over 140 patents pending, a great complement to Danimer’s existing IP portfolio.

Novomer has had the benefit of developing our proprietary catalysts and process technology for the development of chemical intermediates for more than 15 years. As our target market had been primarily focused on large chemical markets such as acrylic acid and acrylamide, we have had a relentless focus on capital and operating cost reductions in order to compete in these highly competitive markets. Ironically, in order to produce acrylic acid, our process technology route requires that we produce a compostable polymer, which Steve previously referred to as p(3HP).

When we began to recognize a shift change towards demand for compostable polymers, we shifted our strategy to produce p(3HP) for compostable polymer applications, and we redesigned our demonstration plant to provide these samples to customers. The market has responded incredibly well, and we believe this partnership can accelerate the availability of these materials in the market.

Our process technology is commonly referred to as a thermocatalytic technology. Thermocatalytic technologies often have the advantage of high economy of scale, high process yields and consistent product quality. Our technology, which we refer to as Novo22, has the further advantage of utilizing carbon monoxide and ethylene oxide as the primary feedstock, both of which are low cost and widely available in multiple regions across the world. Both feedstocks can be sourced from renewable or non-renewable sources, giving our customers optionality based on their individual goals and mandates.

Based on our internal analysis, even if produced from non-renewable sources, the efficiency of this thermocatalytic technology typically offers a lower conversion energy intensity than many non-renewable, non-biodegradable polymers, all while producing biodegradable materials.

While we are proud of our process technology and achievements, high product performance is still required to compete in a demanding marketplace. Our key product, p(3HP), has been tested and confirmed to meet ASTM 6400 and EN13432 industrial compostability standards. Further, the barrier properties of our polymer film exceeded even our expectations, proving to have similar barrier properties to biaxially oriented polyethylene terephthalate, or BOPET. This barrier performance may accelerate adoption of these materials. Phil will later speak to the benefits of combining our polymer with Danimer’s Nodax for customer applications.

Beyond our p(3HP) polymer, Novomer has many additional exciting features of its platform technology. For today’s call, I would like to call your attention to the opportunity to convert our p(3HP) efficiently to acrylic acid. This optionality provides two distinct advantages. The first is that the Novomer technology can be scaled to very high capacity and utilize a portion of the capacity to supply the acrylic acid market. This enables high economies of scale not afforded to many other polymer platforms. The second is that it will be possible to collect p(3HP) polymers post consumer use and upcycle into a highly valuable chemical in acrylic acid.

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

In summary, we believe we can develop products at low costs. Once produced, our materials can be utilized in combination with Danimer’s Nodax as well a broad assortment of other traditional plastics-based products, depending on customer needs.

As we move through the closing process and beyond, we look forward to leveraging our experiences and approach to support Danimer’s growth.

I’ll now turn it over to Phil for some additional commentary about the technological benefits of the transaction.

Phil.

Phil Van Trump

Thanks, Jeff.

Novomer’s technology advancements are a key part of what made the company very attractive to us.

As Steve detailed earlier, we believe that combining our current processes with Novomer’s technology can further enhance production to meet our customers’ commercial needs with a broader suite of biodegradable solutions.

Nodax, our signature PHA, will continue to be the key component in our customer formulations, each of which leverage its unique performance and biodegradability properties. For a bit more on what makes Nodax such an incredible material and how Novomer’s p(3HP) can help us reach new levels, let me build on Jeff’s discussion with some detail on Nodax’s unique strengths.

Based on the grade produced, Nodax can be highly crystalline or amorphous with a varying range of melting points, including for applications needing heat tolerance. The diverse applications that Nodax can be used for include, among others, injection molding, fibers, films, sheet, profile extrusion and coatings for products like straws, cutlery, flexible food packaging and bottles.

p(3HP) has a differing set of performance properties than that of Nodax, including improved barrier properties, and is a lower cost non-fermented input when compared to other biodegradable polymers, higher flex modulus, and higher elongation to break, all with a lower melting point and heat deflection temperature. This makes it particularly effective for certain applications such as a functional barrier layer. By utilizing p(3HP) in conjunction with and alongside Nodax, we have the opportunity to decrease our total cost of providing a solution to our customers while not risking any impact to the important properties our customers are looking for.

As a standalone material, p(3HP) can be used as a biodegradable barrier layer in an overall structure, and due to its lower melting temperature, can be used to modulate heat seal temperatures in multilayer structures.

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

In addition to benefitting our current product applications and resins, Novomer’s technology can also be used to produce acrylic acid from renewable sources for use across superabsorbent polymer products, which is a space we have historically not participated in.

To summarize, p(3HP) is another tool in our toolbox by which we can provide biodegradable solutions that complements Nodax, our signature PHA.

Finally, we have validated the biodegradability of Novomer’s biopolymers through rigorous assessment and third-party testing and are confident that they will meet our customers’ stringent requirements. To be clear, p(3HP) biodegrades in the same manner as Nodax. A certified third-party laboratory has also verified the biodegradability in an industrial compost environment.

As Jeff mentioned earlier, Novomer has an extensive IP portfolio that covers key technologies related to the p(3HP) PHA as well as production of other C3 and C4 feedstocks in a carbon efficient manner. Many of these do not have biobased options today and therefore offer many opportunities for growth in the future. A key point is that approximately 50% of the Novomer-owned IP portfolio has been filed in the past five years, which offers a long runway.

I’d like to close by mentioning how excited we are to bring Novomer’s world-class scientists, engineers and technicians on board at Danimer. Our products and industry leadership will benefit greatly from their highly-specialized experience.

I’ll now turn it back over to Steve for some closing remarks before we turn to Q&A.

Steve.

Steve Croskrey

Thanks, Phil.

I share the same excitement and I welcome Jeff and the entire Novomer team to Danimer Scientific.

To summarize, this is an important transaction for Danimer, and one that will propel our business forward. It brings together our gold-standard PHA product, Nodax, and our application development expertise with the technology and commercialization potential of Novomer’s p(3HP), and we’re very excited about the opportunities that will result.

Again, allow me to reiterate that one of the key factors behind this transaction is that we expect to be able to increase the overall volume of finished product we’re able to deliver at a lower-production and capital-expenditure cost per pound. Our customers will benefit from the increased capacity and greater ability to meet their needs. Our shareholders will benefit from more efficient, cost-effective growth as we pursue our goals of driving sustainable value creation.

We look forward to welcoming the Novomer team and working together to help end the global plastics waste crisis.

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

Thank you for your time today.

We will now open up the line for questions.

Operator

Our first question comes from the line of Jon Tanwanteng with CJS Securities. Please proceed with your question.

Jon Tanwanteng

Good morning, guys. Congrats on the announcements. Lots to unpack here.

If I could start. How does this change the equation for your customers? Are they aware of your plans to incorporate Novomer’s technology into your product portfolio, and are they likely to change the contracts that are existing or pending? Maybe following that, are there new contracts already in the works that include this product?

Steve Croskrey

Thank you, Jon. Thanks for the question.

We have not previously disclosed this to anybody outside of the Company. Current contracts are not affected, pending contracts are not affected, but future contracts will be. As the greenfield in Novomer’s facilities come online late 2023 or early ’24, we will have contracts in place that will include this product at that time.

While we haven’t talked to our customers previously, we know what they’re looking for. Remember that we’re in the business of solving customer problems and providing solutions with biodegradable materials, and we know what they’re looking for and what their needs are. We know they’ll be super excited about this acquisition.

Do you have a follow-on, Jon?

Jon Tanwanteng

I do. This is my second one. I’m just wondering how the inclusion in the greenfield facility changes, one, the construction costs, two, the total outlook capacity and, three, the timing I think you said is ’23 and ’24, but maybe just confirm that. And also, I guess the return calculation I think had previously been at 30% on the investment. How does that change as well?

Steve Croskrey

Okay. Let me try to get all that in. Our focus has been, obviously, providing solutions to our customers, but also trying to do so at lower Capex and cost of production. The catalytic conversion technology is inherently much less costly than fermentation.

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

Just as a reference point, Novomer’s process produces polymers in about 10% of the time as it takes us to do in a fermentation process and eliminates the need for downstream processing. Based on our current estimates and our expectations of inflation, we expect to be able to build that facility, expand their capacity on a per-pound basis for less than 20% of what it costs to build a fermentation facility.

Again, based on current Capex estimates and views of inflation, we believe we can produce more pounds than we originally planned for roughly the same amount of capital, which would include the cost of this acquisition. Also, based on current feedstock costs, we expect to be able to produce one pound of p(3HP) for about half of what it would cost us to produce one pound of Nodax at scale.

Finally, to hit the return question, obviously we don’t start seeing the return on investment until the plant comes online in late ’23, early ’24. But as we look at the ROI on this acquisition, it’s extremely high and will exceed and support our previous estimates of our returns on the business. That’s just a super exciting acquisition for us in that regard; that the synergies here just really help us lock our returns in.

Jon Tanwanteng

Got it. Thanks. I’ll jump back in queue. Thank you.

Jeff Uhrig

Steve, this is Jeff.

Just one thing to build on what you said regarding the capital equation.

Our material, being a thermocatalytic process, has very high space-time yields relative to the fermentation processes. That’s what drives the capital equation. On the back half, once the polymer is produced, our process is differentiated, in that it doesn’t require an extraction staff to isolate the polymer. Both polymers, of course, would go through customary drying, palletizing and extrusion processes.

Steve Croskrey

Thank you, Jeff.

Operator

Our next question comes from the line of Laurence Alexander with Jefferies. Please proceed with your question.

Laurence Alexander

Just to sort of unpack a couple of those, and then I’ll hop back in the queue.

First, Steve, in terms of the planned capacity additions, I think Novomer had been talking about 80,000 tons per year for their first plant. Is that still the right scale for what you have in mind? Or were your comments

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

including that there will be a revision in the scale? And if so, roughly what would be the timeline for having a clarification on the Capex and volume runway? It’s probably, I guess, some time next year.

Secondly, for Jeff. Can you just square Steve’s comments on the process economics? I think you made some comments last September about having a target of about $3 per kilogram. It seems as if Steve’s pointing towards a significant improvement from that target, and I’m just curious whether there’s a return on capital component included, or if the technology is changing. Or because you’re not going all the way to acrylic acid, there’s a change in the economics that you guys have in mind now.

Steve Croskrey

I’ll take the capacity part and then hand that off to Jeff.

Yes, the intention is to build that same size of facility that you mentioned and we would expect construction to start sometime in 2022.

Jeff, do you want to handle the second part of that question?

Jeff Uhrig

Yes. Thanks, Laurence, and good to reconnect with you.

With respect to the $3 target, of course I would have to comment that that was most likely a pricing discussion, not a cost discussion, as the useable (phon) compostable polymer market, of course, pricing has continued to escalate as demand has increased for these products. Our cost targets have always been in line with the cost of production for acrylic acids, so of course trading for $2 a kilo or less.

Steve Croskrey

Did you want to ask another question, Laurence?

Laurence Alexander

Well, I guess, sure. I was just going to hop back in the queue. But can you talk a little bit about the metals used in the catalysts and whether there’s any scarcity or supply issues there?

Jeff Uhrig

Yes, thanks, Laurence.

The first primary metal component of the catalyst is aluminum. Aluminum is of course the most abundant metal on earth’s crust, so no real particular concerns there. The second is cobalt. Cobalt is also pretty widely available in the earth’s crust; it’s currently about the ninth most abundant element. There’s about 100,000 tons per year produced of cobalt. Our process, for an 80,000 ton facility, would use in the order of about 10 tons a year of cobalt. I feel really good about our position there and with the (inaudible) to be able to supply.

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

Laurence Alexander

Okay. Great. I’ll hop back in queue.

Steve Croskrey

Thank you, Laurence.

Operator

Our next question is a follow-up question from the line of Jon Tanwanteng from CJS Securities. Please proceed with your question.

Jon Tanwanteng

Hi, guys.

Can you just talk about how the acquisition will change your operating costs in the near term before you ramp up? How many employees you’re bringing on? Are the facilities to be rolled into each other? Are you going to keep operating any units? Just give us some color as to how that will integrate into Danimer.

Steve Croskrey

Thanks, Jon. I’ll start and then I’ll hand that off to Jad.

As far kind of the integration, Jeff will report directly to me and we intend to keep the entire team on board in Rochester, so there will not be any significant changes there in the day-to-day activities. While Jeff will report directly to me, several of his subordinates will be dotted line into functional areas within the rest of the corporation to allow for the meshing of the companies. But to really allow Novomer to be able to readily access the application development expertise and the regulatory expertise that we already have in place, we’re setting that up as little bit of matrix structure.

I’ll let Jad handle the cost question.

Jad Dowdy

In the near term, we anticipate an incremental run rate of operating costs of less than $10 million per year. As we stated before, that will be primarily due to adding about 20 employees, most of which are based in the Rochester innovation center. As far as operating costs go, in the longer term, we’ll start on that once we select the final location of the manufacturing facility.

Jon Tanwanteng

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

Okay. Great. I have one more if you don’t mind. The total capacity, I don’t you mentioned. What’s the total capacity of the greenfield going to be now that you’re subtracting fermenters and adding the Novomer process?

Steve Croskrey

Jon, I did not mention it, but it will be greater than what we’ve previously disclosed.

Jon Tanwanteng

Okay. How many fermenters are you taking out?

Steve Croskrey

We’re planning to take out three. And for the record, we’ve already placed the long lead-time orders for the three fermenters that we are planning to build.

Jon Tanwanteng

Got it. So the three fermenters go in first, and then the Novomer process on the back of that later?

Jeff Uhrig

Sorry. Could you repeat the question?

Jon Tanwanteng

The three fermenters go in first, I assume, and then the Novomer process comes on in stage two. Is that what happens?

Steve Croskrey

We’ll kind of have to determine that as part of site selection for the Novomer process. The intent would be that that construction will be occurring simultaneously.

Jon Tanwanteng

Obviously. Thank you.

Steve Croskrey

Does that answer your question?

John Tanwanteng

Thank you.

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

Operator

The next question is a follow-up question from the line of Laurence Alexander with Jefferies. Please proceed with your question.

Laurence Alexander

Phil, could you help? In terms of the due diligence you’ve done on the Novomer product, were you just looking at the Novomer products in isolation, or did you also test blending it with Novdax?

Then I guess for both Jeff and Phil, can you talk a little bit about feedstock flexibility? In particular, is Novomer doing or has it done any bio-based fermentation approaches to producing the carbon monoxide and ethylene oxide inputs?

Phil Van Trump

Thanks, Laurence. I’ll answer the first part and then flip it over to Jeff for the second question.

We’ve done extensive due diligence testing Novomer’s p(3HP) PHA on a standalone basis and in conjunction with our Nodax polymers. To answer your question, we’ve done both. As a standalone material for barrier applications, as previously noted, and within our materials, they perform exceptionally well. We validated that not only with our internal labs, Novomer’s selected third-party labs for evaluations, as well as some third-party labs that we utilize on our side during the due diligence.

We’re very confident that Novomer’s p(3HP) will integrate into our technology portfolio very well.

Jeff, you want to handle the bio-based?

Jeff Uhrig

Yes, Laurence.

On the bio-based, as you’re familiar with, the products that we use as feedstock, ethylene oxide and carbon monoxide, are very traditional petrochemical feedstock; they’re, in essence, widely produced all over the world. Today, the capacity for bio-based (inaudible) and bio-CO via bio-mass gasification are quite low. There are plants out operating both of those technologies today, but neither are available for product samplings due to transportation and logistical issues of building those materials. We express high confidence in the fact that they’re chemically identical and we’re certainly evaluating options to co-locate with bio-based supply sources.

Laurence Alexander

Okay. Great. I’ll hop back in queue. Thanks.

Steve Croskrey

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

Thanks, Laurence

Operator

Our next question is a follow-up question from Jon Tanwanteng with CJS Securities. Please proceed with your question.

Jon Tanwanteng

Just a follow-up on the feedstock. I was wondering if you compared the cost of renewable carbon monoxide and ethylene oxide to the cost of canola oil, which you use in Nodax, and kind of the availability of that piece of the overall supply of carbon monoxide and ethylene oxide?

Phil Van Trump

Jon, this is Phil.

On a renewable basis for the ethylene oxide and the carbon monoxide, the ethylene oxide is derived from ethanol, so you can point to the ethanol market there, and on the carbon monoxide portion for the bio-based, it’s derived from synthesis gas or carrier (phon) gas, which is commonly produced from biomass, and that’s an inexpensive, low cost biomass feedstock. You can use any number of bio-based waste feedstocks in that process, as well as you could use recycled recovered traditional plastics to feed into synthesis gas units as a feedstock as well to drive some circularity there.

Jon Tanwanteng

Got it. Then just a follow-up on the greenfield. At scale, I was wondering what percent of your product do you expect to be Nodax-based versus p(3HP)-based? I understand there could be a blend, so I’m just wondering, in pounds or percentages, total production.

Steve Croskrey

Phil, you can answer that one too.

Phil Van Trump

We expect that we’ll be able to utilize Novomer’s p(3HP) up to about a third within our formulations where we deliver solutions to customers. In addition to that, you can utilize Novomer’s p(3HP) as a standalone material, and it’s particularly suited for films and fibers, for example. But what we’re really excited about is a standalone film and barrier layers. It provides exceptional barrier performance, as Jeff noted earlier.

Jon Tanwanteng

Got it. Thank you.

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

Operator

Our next question is a follow-up question from the line of Laurence Alexander with Jefferies. Please proceed with your question.

Laurence Alexander

Phil, does the integration of Novomer’s products give you an opportunity to reduce the amount of PLA you purchase for the same level of volume output so there are cost savings there?

I guess for Steve and Jeff, can you talk a little bit about—I guess this is more of a Jeff question. I’ll pick on you. As you think about an alternate history where Novomer went it’s own way and did an IPO or kind of tried to come public based on a story around arbitraging the acrylic acid market, what were the kind of pros and cons versus sort of deciding to go this route? Was this just like the path of the strongest demand pull? Were there other barriers to entry or other risks of going the other route? Can you just talk a little bit about how this fits?

Then I guess for Steve, I guess the corollary would be how would you rank kind of if people come to you and say we want to do acrylic acid, or BDO, or something else, does Danimer have the bandwidth to consider those propositions?

Steve Croskrey

I’ll go first here and handle the first and last question and hand it back over to Jeff.

The strategy here is not to replace PLA or any other input. If you think this through and do the math, the big bang here is actually reducing the amount of Nodax in any one particular formula, because Nodax is the backbone of our formulations; it’s really what gets us where we need to be. And so if we have more Nodax to spread around into more formulations, we can sell more finished product pounds, ultimately.

Where we can purchase PLA, we’re better off to keep our Capex and cost of production down to replace some level of Nodax in our formulations. I can’t remember if that was part of your question, or if we answered it earlier, or Phil answered it, but we’re looking to targeting to replace about 30% of the total formulation in kind of an average formulation with the Novomer material. That’s what allows us to ultimately produce more pounds than what we have originally forecasted. If we were just replacing PLA, there would be no real synergistic value there to us, other than some potential for cost reduction.

As far as the acrylic acid situation, we see that as a valuable opportunity to increase our scale. Remember, we’re competing in a world where the competition, fossil fuels, have produced billions of pounds of product. And we need scale. I’ve said this over an over: we need scale to be successful. Selling into the acrylic acid market will help us achieve that at scale if the opportunity arises.

Jeff, do want to (inaudible) middle part of that.

Jeff Uhrig

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

Yes. Thanks, Steve.

For Novomer and it’s investors and the strategy, I think the key aspect of the acrylic acid or the C3 supply chain and how our technology relates is related to (inaudible) purchase the C2, C3 arbitrage, whereby C2 pricing impacts our process costs and the price of propane or propylene impacts acrylic acid price. There is some fluctuations in how that metric looks from time to time. Exciting opportunity. We clearly think it’s really phenomenal aspect of technology, especially if you want to get into bio-based aspects.

However, as we evaluate at the highest return metrics for the technology, the compostable polymer market really stuck out as a huge opportunity for us. That’s why we shifted or pivoted our strategy about a year and a half ago to really focus on this particular market. What we like is two aspects. One of course is the ASP targets and where that’s going. More importantly, within the chemical markets, you want to be in the growth markets, and you want to be in areas where capacity is growing and you can serve underserved markets versus trying to complete in markets where a shut down on economics may be required.

(Multiple speakers)

Steve Croskrey

Thanks, Jeff.

Laurence, I would also add to that a commentary on acrylic by saying that not just the acrylic acid but the p(3HP), these products lend themselves well to licensing. Our focus here on reducing ultimate Capex costs can be improved, potentially, by licensing this technology where it makes sense. It’s significantly easier to hand off this technology to a licensee than to try to hand off a fermentation process.

Laurence Alexander

I’m going to break the kind of two questions thing. Can you just touch on how that also ties into the recycling aspect of the product? Because if memory serves, I think the Novomer products breakdown to acetic acid at a certain temperature. Does that affect your handling in the recycling chain?

Phil Van Trump

Yes, Laurence. Yes, the p(3HP) product - and we have numerous patents on this that are available - when heated to reasonably high temperatures will break down to acrylic acid, not acetic. In fact, that is the route: you go make the polymer first and then you’d make, on purpose, acrylic. It’s a bit serendipitous that the precursor to acrylic is this compostable polymer. When collected and up-cycled post use, there is that opportunity to make acrylic acid.

Laurence Alexander

Thanks. And sorry for confusing the two. Thanks.

Operator

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

That is all the time we have for questions. I’d like to hand the call back to Management for closing remarks.

Steve Croskrey

Thank you, everyone, for joining us today. I trust you can see why we are excited about this acquisition and look forward to working with the Novomer team to close it as soon as feasible. An opportunity like this doesn’t come around every day, and we’re confident in how this can help facilitate our growth through increased production capacity and finding new ways to meet the needs of our customers while staying true to our goal to contribute to solving the global problem of plastic waste.

Thanks, everyone.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. Thank you for your participation. You may disconnect your lines at this time and have a wonderful day.

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Exhibit 99.2

Danimer Scientific to Acquire Biodegradable Polymer Producer Novomer

Novomer’s Technology and Materials are Highly Compatible with Danimer’s PHA and are Expected to Enable Lower-Cost Biodegradable Products, Benefiting Customers and Creating Value for Shareholders

BAINBRIDGE, Ga. – July 28, 2021 – Danimer Scientific, Inc. (NYSE: DNMR) (“Danimer” or the “Company”), a leading next generation bioplastics company focused on the development and production of biodegradable materials, today announced that it has signed a definitive agreement to acquire Novomer, Inc. (“Novomer”), a leading developer of conversion technology providing transformable, functional, and low net carbon inputs into the production of PHA-based resins and other biodegradable materials, in a cash transaction valued at $152 million. Each company’s Board of Directors has approved the transaction.

Headquartered with a pilot plant in Rochester, New York, Novomer develops high-performing, carbon-efficient, cost-effective polymers and chemicals, including poly(3-hydroxypropionate) (“p(3HP)”), a type of polyhydroxyalkanoate (“PHA”), all of which can be sourced from renewable or non-renewable feedstocks. Novomer leverages its proprietary Novo22™ catalyst and intelligent process design to develop products in its pilot plant that can be produced at low costs. Novomer also has an extensive intellectual property portfolio with more than 100 issued patents and over 140 patents pending. Novomer has approximately 20 employees.

Danimer believes that Novomer’s p(3HP) is highly complementary with Danimer’s inputs, and can be incorporated as a component in certain Danimer resins. Nodax®, Danimer’s signature PHA, and Novomer’s p(3HP) have different properties and attributes: Nodax® has strong performance and biodegradability properties, making it possible to be used across diverse end-use applications, while p(3HP) has improved barrier properties and is a lower cost non-fermented input. By incorporating Novomer’s p(3HP) into Danimer’s customer solutions, Danimer expects to have greater flexibility to meet an even broader range of customer needs, and also expects to be able to produce its resins at a substantially lower cost. Additionally, by blending these inputs, Danimer will reduce the amount of fermentation required in the production of its resins. Given these significant benefits, the Company expects to modify its previously announced greenfield construction plans for its new facility in Bainbridge, Georgia to include fewer fermenters and expand Novomer’s production capacity. This transaction and the resulting modifications are expected to meaningfully reduce Danimer’s planned capital expenditures on a per-pound basis while increasing the anticipated overall volume of finished product it will be able to deliver when also taking into account the completion of its Kentucky Phase II expansion.

Danimer regularly evaluates its plans against potential opportunities to further improve its cost profile while maintaining flexibility to enable capacity for increasing customer demand. The Company will continue to focus on enhancing capacity and/or lowering its capital expenditures and production costs on a per-pound basis.

Stephen E. Croskrey, Chief Executive Officer of Danimer, said, “This is an important acquisition for Danimer that advances our strategy of providing biodegradable solutions to the plastics industry to help solve the global plastic waste crisis. Novomer’s highly complementary proprietary technology and process development expertise offer numerous technical, operational and financial benefits for Danimer and our blue-chip customers. Paired with Danimer’s leadership in application development, we will now have the potential to provide an even broader range of products with improved barrier properties for packaging and other uses at a lower cost – all while using less energy and delivering biodegradability. Further, we expect that Novomer’s simplified manufacturing and operational processes will accelerate our ability to scale our production capabilities and to do so at a much lower average capital expenditure per pound than we had previously forecast. This is a milestone event for our Company and we look forward to welcoming the Novomer team to Danimer.”

Phillip Van Trump, Chief Science and Technology Officer of Danimer, added, “Novomer has proven its technology in pilot applications and we have validated the biodegradability of Novomer’s biopolymers through rigorous assessment and third-party testing. We believe that by incorporating Novomer’s technology in our processes, we can further enhance production to meet our customers’ commercial needs with a broader suite of biodegradable solutions. In addition to using Novomer’s p(3HP) as an input in, and in conjunction with, the production of Nodax® based resins, this technology can also be used to produce acrylic acid from renewable and other sources for use across superabsorbent polymer (“SAP”) products like diapers and feminine hygiene products. Also, the addition of Novomer’s world-class scientists, engineers and technicians to the Danimer team, as well as its broad portfolio of patents, presents meaningful opportunities to develop new applications and drive continued innovation and growth in the years ahead.”

Novomer’s Chief Executive Officer, Jeff Uhrig, will report to Danimer CEO Stephen E. Croskrey and will continue to lead the Novomer team in coordination with Danimer’s senior leadership.

“We’re thrilled to join Danimer and its outstanding team, who share our commitment to the development and manufacturing of biodegradable products,” said Mr. Uhrig. “Danimer is at the forefront of the bioplastics industry as a premium biopolymer supplier and we look forward to leveraging its valuable resources and go-to-market expertise to scale efficiently together and address growing global blue-chip customer demand for our solutions.”

Approvals and Expected Closing

The transaction is expected to close in the third quarter of 2021, subject to regulatory approvals and other customary closing conditions.

Advisors

Piper Sandler & Co. served as financial advisor and Kane Kessler, P.C. served as legal advisor to Danimer. Cooley, LLP served as legal advisor to Novomer.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, July 29 at 8:30 a.m. Eastern Time to discuss this announcement and conduct a question-and-answer session. The live webcast will be available at www.danimerscientific.com in the Investor Relations section. The conference call will also be accessible by dialing 1-877-407-9208 (Domestic) and 1-201-493-6784 (International). A replay of the webcast will be available on the Company’s website.

About Danimer Scientific

Danimer is a pioneer in creating more sustainable, more natural ways to make plastic products. For more than a decade, its renewable and sustainable biopolymers have helped create plastic products that are biodegradable and compostable and return to nature instead of polluting our lands and waters. Danimer’s technology can be found in a vast array of plastic end products that people use every day. Applications for its biopolymers include additives, aqueous coatings, fibers, filaments, films and injection-molded articles, among others. Danimer now holds more than 150 granted patents and pending patent applications in more than 20 countries for a range of manufacturing processes and biopolymer formulations. For more information, visit www.DanimerScientific.com.

About Novomer

Novomer is a leading developer of chemical conversion technology to address market needs for transformable, functional, and high carbon utility materials. Novomer’s current focus is on the development of beta-propiolactones and derivatives, using its proprietary CoEth technology. Novomer’s patented technology focuses on catalyst, process conversion, and polymerization techniques to provide chemical intermediates, compostable polymers, and high-performance functionalized lactones. Novomer’s investment base includes strategic investors Saudi Aramco, SABIC and DSM and financial investors Flagship Ventures, OVP Ventures, and Physic Ventures. For more information, visit www.novomer.com.

Forward‐Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer demand on our products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of the Company's customers; the Company's ability to implement its business strategy, including, but not limited to, its ability to expand its production facilities and plants to meet customer demand for its products and the timing thereof; risks relating to the uncertainty of the projected financial information with respect to the Company; the ability of the Company to execute and integrate acquisitions; changes in governmental regulation, legislation or public opinion relating to our products; the Company’s exposure to product liability or product warranty claims and other loss contingencies; disruptions and other impacts to the Company’s business, as a result of the COVID-19 global pandemic and government actions and restrictive measures implemented in response; stability of the Company’s manufacturing facilities and suppliers, as well as consumer demand for our products, in light of disease epidemics and health-related concerns such as the COVID-19 global pandemic; the impact that global climate change trends may have on the Company and its suppliers and customers; the Company's ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, our information systems; the ability of our information technology systems or information security systems to operate effectively, including as a result of security breaches, viruses, hackers, malware, natural disasters, vendor business interruptions or other causes; our ability to properly maintain, protect, repair or upgrade our information technology systems or information security systems, or problems with our transitioning to upgraded or replacement systems; the impact of adverse publicity about the Company and/or its brands, including without limitation, through social media or in connection with brand damaging events and/or public perception; fluctuations in the price, availability and quality of raw materials and contracted products as well as foreign currency fluctuations; our ability to utilize potential net operating loss carryforwards; and changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contacts

For Danimer:

Investors

ir@danimer.com

Phone: 229-220-1103

Media

Anthony Popiel

apopiel@daltonagency.com

Phone: 404-876-1309